Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”), is entered by and among Aleris Switzerland GmbH (the “Company” and Roeland Baan (the “Executive”).

WHEREAS, the Company desires that the Executive serve the Company as the Company’s Executive Vice President, and President, Aleris Europe, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Employment, Duties and Agreements.

(a) The Company hereby agrees to employ the Executive as its Executive Vice President, and President, Aleris Europe, and the Executive hereby accepts such position and agrees to serve the Company in such capacity during the term of employment (the “Employment Period”). The Executive shall report to the Chief Executive Officer (“CEO”) of Aleris International Inc. (“Aleris”) and shall have such duties and responsibilities as are consistent with the Executive’s position and as may be assigned by the Company and the CEO from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions and all applicable policies and rules of the Company, Aleris Europe and Aleris.

(b) During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company, Aleris Europe and Aleris. During the Employment Period, the Executive may not, without the prior written consent of Aleris, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company and Aleris). It shall not, however, be a violation of the foregoing provisions of this Section 1(b) for the Executive to (i) subject to the approval of the Board, serve as an officer or director or otherwise participate in profit, non-profit, educational, welfare, social, religious and civil organizations, or (ii) manage his personal, financial and legal affairs, so long as any such activities in (i) and (ii) do not interfere with the performance of his duties and responsibilities to the Company and Aleris as provided hereunder.

(c) In connection with the Executive’s employment by the Company under this Agreement, the Executive shall be based at the principal executive offices of the Company, currently located in Schaffhausen, Switzerland, except for such travel as the performance of the Executive’s duties in the business of the Company and Aleris may require.

2. Compensation.

(a) As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of €600,000 per annum, (the “Base Salary”) payable in twelve equal installments at the end of each calendar month. Potential Christmas payment and vacation payments are compensated with the total remuneration. The base salary also compensates for any activities of Executive outside the usual service hours.

(b) During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board of Directors of the Company (the “Board”) in consultation with the Board of Directors of Aleris (the “Aleris Board”), but in no event shall the Company pay the Executive a Base Salary less than that set forth above.

(c) In addition to the Base Salary, during the Employment Period, the Executive shall be eligible to participate in the Amended and Restated Aleris International, Inc. 2004 Annual Incentive Plan (the “MIP”), and, pursuant to the MIP, the Executive may earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of 75% of Base Salary up to a maximum of 150% of Base Salary, based on the achievement of annual performance objectives as set forth in the MIP, subject to the Executive’s employment with the Company through the applicable payment date for any such Annual Bonus (unless otherwise provided herein); provided, however, a portion of Executive’s Annual Bonus for 2008 shall be guaranteed and fixed at €225,000 which will be awarded as soon as practicable in the form of a grant of 3,534 restricted shares of the common stock, par value $0.01 per share, of Aurora Acquisition Holdings, Inc. (“Holdings”) and vesting ratably in the two years following the Effective Date, as defined below.

(d) During the Employment Period: (i) except as provided in the last sentence of this Section 2(c), the Executive and/or the Executive’s family, as the case may be, shall be entitled to participate in all employee benefit plans, practices, policies, programs and arrangements of the Company which are made available generally to other executive officers of the Company and/or their families, as the case may be, including, without limiting the Company’s right to terminate, modify or amend such plans in accordance with their terms or as provided in the immediately succeeding sentence and (ii) the Executive shall be entitled to the perquisites and other fringe benefits that are made available by the Company to its senior executives, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit.

(e) Executive will be provided with a leased automobile on the same terms as were provided to Sean Stack, formerly President of Aleris Europe. Executive may use the company car for his private purposes. The right to the private use of the car shall expire without compensation upon the termination of this agreement. In such case, Executive shall immediately return the company car to the Company’s seat in its proper condition and with all documents and keys. Any rights of retention are excluded.

(f) The Executive shall have his place of employment in Neuhaussen, Switzerland and shall relocate his personal residence to Neuhaussen, Switzerland, or within a reasonable commuting distance not further than 75 kilometers from Neuhaussen, Switzerland. The Company will provide a relocation allowance that is typical for executives relocating within the Europe region, with reference to customary relocation allowances in the market.

(g) Executive will be entitled to annual vacation of 30 working days. Executive shall schedule his vacation in consultation with the CEO. The Company’s policy shall apply.

(h) The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to other senior executives of the Company.

(i) In the event the Company or the Parent engages in a significant subsequent corporate transaction with another entity, the Board will reconsider the size of the equity pool, taking into account the larger size of the resultant entity and taking into account all relevant circumstances, including competitive market data for companies of similar size and circumstance.

(j) The Company will make a retirement contribution into an appropriate retirement plan in an amount equal to 25% of Executive’s Base Salary each year. The Company and Executive will determine together whether the contribution can be made to an existing program available for employees of the Company or whether a new arrangement will need to be established.

3. Employment Period.

The Employment Period shall commence on April 7, 2008 (the “Effective Date”) and shall terminate upon notice by either party as set forth herein.

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company shall be entitled to terminate the Executive’s employment hereunder for “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) if no such long-term disability plan is applicable to the Executive, the Executive shall have been unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180) day period.

(c) Important Cause. The Company may terminate the Executive’s employment hereunder with immediate effect for Important Cause within the meaning of article 337 of the Swiss Code of Obligations (“CO”). The term “Important Cause” shall include: (i) a material breach by the Executive of this Agreement; (ii) other than as a result of physical or mental illness or injury, the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates; (iii) the Executive’s willful and continued misconduct or gross negligence which is materially injurious to the Company or an affiliate of the Company; or (iv) the indictment by the Executive of, or a plea by the Executive of nolo contendere to, a felony involving moral turpitude or other serious misbehavior or crime involving moral turpitude.

(d) Without Cause. The Company and the Executive may each terminate the Executive’s employment hereunder during the Employment Period without cause by giving written advance notice of two months to the other party. Such advance notice shall either be hand-delivered against receipt or be sent by registered mail or courier against certificate of receipt.

4. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).

(b) Date of Termination. “Date of Termination” shall mean the date on which, following a Notice of Termination, the Employment Period ends.

5. Termination Payments.

(a) Without Cause. In the event the Employment Period terminates under this Agreement as a result of the Executive or the Company terminating the Executive’s employment without cause or the Executive terminating his employment for Good Reason subsequent to a Change in Control, the Executive shall be entitled to the payments and benefits set forth in this Section 5(a) always provided that no Important Cause be existing for any termination by the Company within the meaning of Section 3(c) para (i) – (iv) of this Agreement regardless of whether qualifying as an Important Clause pursuant to article 337 CO:

(i) Termination by the Executive. If the Executive’s employment is terminated by Notice of Termination by the Executive, the Company shall pay the Executive (A) no later than on the Date of Termination, the Executive’s accrued but unused vacation and Base Salary up to the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”), and (B) the pro rated Target Bonus up to the Date of Termination with such sum to be paid in lump sum within 30 days following the Date of Termination; provided, however, that the Executive shall be required to repay the payments described in clause (B) (net of any taxes paid by the Executive or the Company on such payments) in the event the Executive receives, within 18 months after the Date of Termination, written notice from the Company that in the reasonable judgment of the Company, the Executive engaged or is engaging in any conduct that violates or otherwise fails to comply with his obligations under Sections 7 and 8 hereof, or in the event the Executive is convicted of, or pleads guilty to, a felony involving moral turpitude within the three year period following the Date of Termination for an act or omission committed during the Employment Period.

(ii) Termination by the Executive with Good Reason subsequent to a Change in Control. If the Executive’s employment is terminated by Notice of Termination by the Executive with Good Reason subsequent to a Change in Control, the Company shall pay the Executive (A) no later than on the Date of Termination, the Executive’s accrued but unused vacation and Base Salary up to the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”), and (B) one and a half (1.5) times the sum of (1) the Executive’s Base Salary and (2) the pro rated Target Bonus, with such sum to be paid in lump sum within 30 days following the Date of Termination; provided, however, that the Executive shall be required to repay the payments described in clause (B) (net of any taxes paid by the Executive or the Company on such payments) in the event the Executive receives, within 18 months after the Date of Termination, written notice from the Company that in the reasonable judgment of the Company, the Executive engaged or is engaging in any conduct that violates or otherwise fails to comply with his obligations under Sections 7 and 8 hereof, or in the event the Executive is convicted of, or pleads guilty to, a felony involving moral turpitude within the three year period following the Date of Termination for an act or omission committed during the Employment Period.

(iii) Termination by the Company. If the Executive’s employment is terminated by Notice of Termination by the Company, the Company shall pay the Executive (A) no later than on the Date of Termination, the Executive’s accrued but unused vacation and Base Salary up to the Date of Termination (to the extent not theretofore paid) (the “Accrued Benefits”) and (B) one and a half (1.5) times the sum of (1) the Executive’s Base Salary and (2) the pro rated Target Bonus, with such sum to be paid in lump sum within 30 days following the Date of Termination; provided, however, that the Executive shall be required to repay the payments described in clause (B) (net of any taxes paid by the Executive or the Company on such payments) in the event the Executive receives, within 18 months after the Date of Termination, written notice from the Company that in the reasonable judgment of the Company, the Executive engaged or is engaging in any conduct that violates or otherwise fails to comply with his obligations under Sections 7 and 8 hereof, or in the event the Executive is convicted of, or pleads guilty to, a felony involving moral turpitude within the three year period following the Date of Termination for an act or omission committed during the Employment Period.

(iv) With respect to any termination of the Executive’s employment to which clause (ii) or (iii) of this Section 5(a) applies, for the eighteen month period commencing on the day after Executive’s Date of Termination, the Company shall continue to provide medical benefits to Executive which are substantially similar to those provided before the Termination Notice (including any required contribution by such executive officers) pursuant to such medical plan as may be in effect from time to time as if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the corresponding medical and other welfare benefits described herein shall be secondary to such benefits during the period of the Executive’s eligibility, and the Company shall reimburse the Executive for any increased cost to provide the Executive with the benefits provided under the Company’s medical plan. The Executive shall promptly notify the Company of any changes in his medical benefits coverage.

(v) The payments and benefits provided under Section 5(a) are subject to and conditioned upon the Executive executing a valid general release and waiver (in the form reasonably acceptable to the Company), waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors, and such waiver becoming effective, and the payments and benefits are subject to and conditioned upon the Executive’s compliance with the Restrictive Covenants provided in Sections 7 and 8 hereof. For the avoidance of doubt, upon a termination of the Employment Period without Cause, the Executive shall not be entitled to any other compensation or benefits not expressly provided for in this section, regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated.

(vi) For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent: (A) a reduction by the Company in the Executive’s Base Salary; (B) a material diminution in the Executive’s Annual Bonus opportunity; or (C) a material diminution in the Executive’s position, duties, responsibilities or reporting relationships; provided, Good Reason shall not occur unless the Executive shall have given a detailed written notice to the Company of any fact or circumstance believed by the Executive to constitute Good Reason within thirty (30) days of the occurrence of such fact or circumstance, and, if such fact or circumstance is reasonably susceptible to cure, the Company shall have thirty (30) days to cure such fact or circumstance and shall have failed to so cure.

(b) With Important Cause. If the Executive’s employment is terminated by the Company for any Important Cause pursuant to Section 3(c), the Executive shall be entitled to no more than the Accrued Benefits up to the Date of Termination.

6. Legal Fees; Indemnification; Directors’ & Officers’ Liability Insurance.

(a) In the event of any contest or dispute between the Company and the Executive with respect to this Agreement or the Executive’s employment hereunder, each of the parties shall be responsible for its respective legal fees and expenses; provided, that, if the Executive prevails on any material issue in any action, the Company shall reimburse the Executive any reasonable legal fees and expenses incurred.

(b) The Executive will be entitled to indemnification on the same terms as indemnification is made available by the Aleris to its other senior executives, whether through the Aleris bylaws, the Merger Agreement or otherwise.

(c) During the Employment Period, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that Aleris provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

7. Non-Solicitation.

During the Employment Period and for eighteen months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of Aleris or any of its affiliates to perform services for any entity (other than Aleris, the Company or its affiliates), or attempt to induce any such employee to leave the employ of Aleris, the Company or its affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) any employee of Aleris or the Company or anyone who was employed by Aleris or the Company during the six-month period preceding such hiring or engagement.

8. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a) The Executive hereby agrees that, during the Employment Period and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to Aleris, the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of Aleris, the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.

(b) The Executive and the Company agree that Aleris, the Company and its affiliates would likely suffer significant harm from the Executive’s competing with Aleris, the Company or its affiliates during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of twelve months following the termination of the Employment Period, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person competitive with, or otherwise perform services relating to, the business of Aleris, the Company or its affiliates at the time of the termination for any Person (the “Business”) (whether or not for compensation). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in the Business, or otherwise competes with Aleris, the Company or its affiliates, anywhere in which Aleris, the Company or its affiliates engage in or intend to engage in the Business or where Aleris, the Company or its affiliates’ customers are located.

(c) The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to Aleris, the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession.

(d) The Executive hereby agrees not to defame or disparage Aleris, the Company, its affiliates and their officers, directors, members or executives. The Executive hereby agrees to cooperate with Aleris, the Company and its affiliates in refuting any defamatory or disparaging remarks by any third party made in respect of Aleris, the Company or its affiliates or their directors, members, officers or executives.

9. Injunctive Relief.

It is impossible to measure in money the damages that will accrue to Aleris, the Company or its affiliates in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 and 8 hereof.

10. Inventions.

With respect to inventions, proposals for technical improvements and copyright protected works of Executive, the statutory regulations which are applicable to employees shall apply accordingly. Furthermore, unless prohibited by law, Executive will make available to the Company all inventions made within two years after the termination of his employment if such inventions stem from with his services for the Company or are significantly based on the Company’s know-how or operations.

11. Personal Data.

Executive empowers the company to process and utilize all relevant personal data of his which relate to this employment agreement. Likewise he empowers the Company to forward all relevant personal data of his which relate to this employment agreement to Aleris and its affiliates. Any other rights of the Company to generate, process and utilize personal data remain unaffected.

12. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Aleris Switzerland GmbH

Businesspark AM Rhein

Victor-von-Bruns Strasse 19

8212 Neuhausen

SWITZERLAND

Facsimile: +41 52 674 12 15

Attn: Sean M. Stack

with a copy to:

Aleris International, Inc.

25825 Science Park Drive

Suite 400

Beachwood, Ohio 44122

Facsimile: 216-910-3654

Attn.: General Counsel

With a further copy to:

Robert J. Raymond

Cleary, Gottlieb, Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

If to the Executive:

Roeland Baan

Willemstraat 75

2514 HL Den Haag

The Netherlands

or to such other address as any party hereto may designate by notice to the others.

(b) This Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment (it being understood that any Options and Shares shall be governed by the relevant Equity Agreements). The Executive’s employment with the Company for purposes of this Agreement shall include the Executive’s employment by any direct or indirect subsidiary of Aleris or the Company.

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.

(ii) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Aleris or the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(f) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(g) The Company may withhold from any amounts payable to the Executive hereunder all taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(h) This Agreement shall be governed by and construed in accordance with the laws of Switzerland without reference to its principles of conflicts of law. Any and all disputes in connection with this Agreement shall be finally settled by arbitration in Zurich, conducted under the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce by one arbitrator who shall be a senior lawyer of one of the pre-eminent law firms in the Zurich area and who shall be appointed by the chairman of the Zurich Chamber of Commerce. The proceedings shall be conducted in English and all awards shall be rendered in English.

(i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(j) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Roeland Baan
Name:	Roeland Baan

ALERIS SWITZERLAND GmbH

/s/ Christopher R. Clegg
Name:	Christopher R. Clegg
Title:	Managing Director